Exhibit 23a3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Fortune Brands, Inc. (the "Registrant"), and the Prospectuses related hereto, of our report dated January 22, 2002 relating to the consolidated financial statements of Fortune Brands, Inc. and subsidiaries as of December 31, 2001 and 2002 and for the three years ended December 31, 2001, which appears in the 2001 Annual Report to Shareholders of the Registrant, which is incorporated by reference in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated January 22, 2002, related to the consolidated financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PRICEWATERHOUSECOOPERS  LLP





Chicago, Illinois

April 30, 2002